Exhibit 10.2

                              CONSULTING AGREEMENT

     This Consulting Agreement ("Agreement") is entered into this 9th day of April, 1999 among NIPSCO Industries, Inc. ("NI"), an Indiana corporation, Primary Energy, Inc. ("Company"), an Indiana corporation and a wholly-owned subsidiary of NI, and Joseph L. Turner, Jr. ("Consultant").

     WHEREAS, NI and Company wish to enter into a consulting relationship with Consultant; and

         WHEREAS, Consultant desires to enter into a consulting relationship with NI and Company upon the terms and conditions hereinafter contained;

         NOW, THEREFORE, in consideration of the covenants and agreements herein set forth, and of the mutual benefits accruing to NI, Company and Consultant from the consulting relationship to be established among the parties by the terms of this Agreement, NI, Company and Consultant agree as follows:

1.       Consulting Relationship.

         Company hereby retains Consultant, and Consultant hereby agrees to be retained by Company, as an independent consultant, and not as an employee.

2.       Term.

     The Term of this Agreement shall begin on November 21, 2001 and shall continue until November 20, 2003. In no event shall this Agreement be renewed or extend beyond November 20, 2003 without the express written consent of the
parties  hereto.   Notwithstanding  the  preceding  two  sentences:

                  (a) Mutual Agreement. This Agreement may be terminated at any time by mutual agreement of the parties hereto.

                  (b) Breach or Injurious Conduct. NI or Company may terminate this Agreement at any time without notice if (i) Consultant materially breaches any provision of this Agreement or (ii) Consultant engages in conduct which, in the judgment of the Chief Executive Officer and the Vice President, Human Resources of NI, is deemed to be injurious to NI or Company.

                  (c) Death or Inability to Perform due to Injury or Illness. This Agreement shall terminate as of the date of Consultant's death, or Consultant's Inability to Perform Due to Injury or Illness. Inability to Perform Due to Injury or Illness shall be defined as Consultant's absence from work due to injury or illness for 15 days during any 12 month period in the Term.

                  (d) Failure to Meet Performance Standard. This Agreement shall terminate as of December 31 of any calendar year ending in the Term in which Company's Revenue does not exceed Company's Revenue for the prior calendar year by at least two and one-half percent (2.5%). Revenue shall mean pre-tax operating income of Company for the applicable calendar year as defined in Company's Incentive Plan existing on the date hereof.

                  (e) Relinquishment of Duties. This Agreement may, by express written agreement of the parties hereto, be terminated upon the relinquishment of all of Consultant's duties hereunder to Consultant's successor identified pursuant to subsection 3(d).

                  (f) Change in Control. This Agreement shall terminate upon the effective date of a Change in Control as defined in Section 6.

3.       Consulting Services.

         Consultant agrees that during the Term of this Agreement:

         (a) He will devote his best efforts to his position as an independent consultant for Company and will perform such duties and execute the policies of Company as determined by the Chief Executive Officer and the Vice President, Human Resources of NI; provided that said duties and policies will not be inconsistent with the nature of the duties performed by Consultant during his active service with Company as an officer and employee thereof immediately prior to the commencement of the Term;

         (b) Consultant shall exercise a reasonable degree of skill and care in performing the services referred to in paragraph (a) above;

         (c) Consultant shall be available to render services to Company under this Agreement for a minimum of 223 business days during any 12-month period commencing on the date of this Agreement or any anniversary thereof. Consultant shall not be obligated to render in excess of 223 days of service during any such 12-month period, nor shall Consultant be obligated to render services on any holiday recognized by Company. Consultant shall be entitled to elect 25 business days during any such 12-month period for which he shall not be obligated to render any services under this Agreement; and

         (d) Consultant shall retain the title of President of Company until such time as he identifies a successor to act as President of Company. At such time Consultant shall relinquish the title of President of Company and shall retain such title as is mutually agreed upon among Consultant, NI and Company.

4.       Compensation.

         (a) On November 21, 2001, Consultant shall receive a start bonus, payable in cash, in the amount of $30,000, from Company.

         (b) On November 21, 2001, Consultant shall receive a grant of restricted stock of NI, in similar amount and with similar restrictions as the grant of NI restricted stock made to Consultant during calendar year 2000 while he was an active employee of Company.

         (c) Company agrees to pay Consultant consulting fees for his services performed under this Agreement at the rate of $19,500.00 per month, increased by five percent (5%) effective on each February 1 occurring during the Term of the Agreement; provided that the Agreement is not otherwise terminated under
                  Section 2.

         (d) Consultant shall be entitled to reimbursement for expenses authorized in writing by Company and incurred by Consultant in the performance of his duties under this Agreement.

         (e) Consultant shall receive Short-Term Incentive Payments during the Term of the Agreement payable in cash and stock, similar to those earned by Consultant while he was an active employee of Company during the last full calendar year immediately preceding the commencement of the Term of the Agreement.

         (f) Consultant shall receive Long-Term Incentive Payments during the Term of the Agreement in the form of nonqualified stock options ("NQOs") to purchase shares of common stock of NI, payable on such terms and in such amounts as determined by the Chief Executive Officer or the Vice President, Human Resources of NI. In making such determination, the Chief Executive Officer and the Vice President, Human Resources of NI shall consider the size and features of NQOs granted to Consultant during the last full calendar year immediately preceding the commencement of the Term of the Agreement and the Consultant's compensation relative to executives serving in similar positions in the industry.

         (g) The amount of Consultant's Short-Term and Long-Term Incentive Payments shall be based on Consultant's progress in identifying a successor as President of Company, and Company's progress in developing projects outside the Northwest Indiana region. The Chief Executive Officer and the Vice President, Human Resources of NI, in their discretion, shall determine whether such progress has been made in each area, and shall base the terms and amounts of such Short-Term and Long-Term Incentive Payments on such determination.

         (h) Consultant shall not be entitled to participate in or receive benefits under any NI or Company programs maintained for employees, including, without limitation, life, medical and disability benefits, pension, profit sharing, savings or other retirement plans or other fringe benefits. However, Consultant shall receive all vested benefits which he accrued prior to his termination of active employment with Company immediately prior to the commencement of the Term under all employee benefit plans of NI and Company, pursuant to the terms of each respective plan, and to participate in such plans as are available to retired employees of NI and Company.

5.       Other Conditions.

         Company shall, at its expense, provide Consultant with appropriate and sufficient space in order to allow Consultant to perform his duties hereunder. Consultant shall have no authority over any employee or officer of Company, except as may be necessary in the routine performance of his duties hereunder, nor shall NI or Company be required in any manner to implement any plans or suggestions Consultant may provide.

6.       Change in Control.

         A "Change in Control" shall be deemed to take place on the occurrence of any of the following events:

         (1) The acquisition by an entity, person or group (including all Affiliates or Associates of such entity, person or group) of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, of capital stock of NI entitled to exercise more than 30% of the outstanding voting power of all capital stock of NI entitled to vote in elections of directors ("Voting Power");

         (2) The effective time of (i) a merger or consolidation of NI with one or more other corporations as a result of which the holders of the outstanding Voting Power of NI immediately prior to such merger or consolidation (other than the surviving or resulting corporation or any Affiliate or Associate thereof) hold less than 50% of the Voting Power of the surviving or resulting corporation, or (ii) a transfer of 30% of the Voting Power, or a Substantial Portion of the Property, of NI other than to an entity of which NI owns at least 50% of the Voting Power. Substantial Portion of the Property of NI shall mean 50% of the aggregate book value of the assets of NI and its Affiliates and Associates as set forth on the most recent balance sheet of NI, prepared on a consolidated basis, by its regularly employed, independent, certified public accountants;

         (3) The election to the Board of Directors of NI of candidates who were not recommended for election by the Board of Directors of NI in office immediately prior to the election, if such candidates constitute a majority of those elected in that particular election; or

         (4) The sale by NI of a majority of the capital stock of Company to a third party in which NI holds less than 50% of the Voting Power.

Notwithstanding the foregoing, a Change in Control shall not be deemed to take place by virtue of any transaction in which Consultant is a participant in a group effecting an acquisition of NI or Company and, after such acquisition, Consultant holds an equity interest in the entity that has acquired NI or Company.

         In the event of a Change in Control, Consultant shall receive a lump sum cash payment equal to the present value of an amount comprised of (i) all consulting fees, as provided in Section 3 and (ii) fifty percent (50%) of the Short-Term Incentive Payments, that would otherwise be payable under Section 3 during the remainder of the Term of the Agreement. No Long-Term Incentive Payments shall be included in the determination of such lump sum cash payment payable in the event of a Change in Control. In determining present value for purposes of this Change in Control calculation, the Moody's Average Corporate Bond Index Rate shall be used.

7.       Title to Certain Tangible Property.

         All tangible materials (whether original or duplicates) including, but not in any way limited to, equipment purchase agreements, file or data base materials in whatever form, books, manuals, sales literature, equipment price lists, training materials, client record cards, client files, correspondence, documents, contracts, orders, messages, memoranda, notes, agreements, invoices, receipts, lists, software listings or printouts, specifications, models, computer programs, and records of any kind in the possession or control of Consultant which in any way relate or pertain to NI's business or Company's business, including the business of the subsidiaries or affiliates of NI or Company, whether furnished to Consultant by NI or Company or prepared, compiled or acquired by Consultant during his consulting relationship with Company, shall be the sole property of Company or NI. At any time upon request of Company or NI, and in any event promptly upon termination of this Agreement, Consultant shall deliver all such materials to Company or NI. NI and Company shall be under no obligation to pay to Consultant any sums of money then due Consultant or becoming due thereafter until Consultant has complied with the provisions of this section.

8.       Title to Certain Intangible Property.

         Consultant shall immediately disclose and assign to Company all his right, title and interest in any inventions, models, processes, patents, copyrights and improvements thereon relating to services or processes or products of NI and Company that he conceives or acquires during any consulting relationship with NI or Company or that he may conceive or acquire during a period of one year after termination of this Agreement.

9. Acknowledgment of Necessity of Special Covenants Contained in Sections 10, 11, and 12.

         In the course of Consultant's consulting services hereunder, Consultant will acquire valuable trade secrets, proprietary data and other confidential information, with respect to Company's and NI's business. The parties hereto agree that such trade secrets, proprietary data and other confidential information include but are not limited to the following: the inventions, models, processes, patents, copyrights, and improvements thereon described in
Section 8, NI's and Company's business and financial methods and practices, pricing and selling techniques, file or data base materials, price lists, software listings or printouts, computer programs, lists of NI's and Company's customers, customer record cards, customer files, credit and financial data of NI's and Company's suppliers and present and prospective customers, and particular business requirements of NI's and Company's present and prospective customers, as well as similar information relating to the subsidiaries and affiliates of NI and Company. In addition, Consultant, on behalf of Company, may develop a personal acquaintance with customers and prospective customers of NI and Company, its subsidiaries and affiliates. As a consequence thereof, the parties hereto acknowledge that Consultant will occupy a position of trust and confidence with respect to NI's and Company's affairs, products and services.

         In view of the foregoing and in consideration of the remuneration to be paid to Consultant, Consultant acknowledges that it is reasonable and necessary for the protection of the goodwill and business of NI and Company that Consultant make the covenants contained in Sections 10, 11, and 12 regarding the conduct of Consultant during and subsequent to Consultant's rendering of services to Company, and that NI or Company will suffer irreparable injury if Consultant engages in conduct prohibited thereby. Consultant represents that his experience and abilities are such that observance of the aforementioned covenants will not cause Consultant any undue hardship or unreasonably interfere with Consultant's ability to earn a livelihood.

         The covenants contained in Sections 10, 11, and 12 shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action of Consultant against NI or Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by NI or Company of any of those covenants.

10.      Trade Secrets and Confidential Information.

         Consultant, during the term of the Agreement or at any time thereafter, will not, without the express written consent of NI or Company, directly or indirectly communicate or divulge to, or use for his own benefit or for the benefit of any other person, firm, association or corporation, any of NI's or Company's trade secrets or trade secrets of either NI's or Company's subsidiaries or affiliates, proprietary data or other confidential information including, by way of illustration, the information described in Section 8, which trade secrets, proprietary data and other confidential information were communicated to or otherwise learned or acquired by Consultant in the course of the consulting relationship covered by this Agreement, except that Consultant may disclose such matters to the extent that disclosure is required (a) in the course of the consulting relationship with Company or (b) by a court or other governmental agency of competent jurisdiction. As long as such matters remain trade secrets, proprietary data or other confidential information, Consultant will not use such trade secrets, proprietary data or other confidential information in any way or in any capacity other than as a consultant of Company and to further the NI's or Company's interests.

11.      NI and Company Customers.

         For a period of two years following the termination of this Agreement for any reason whatsoever (or if this period shall be unenforceable by law, then for such period as shall be enforceable), Consultant will not contact (with a view towards selling any product or service competitive with any product or service sold or immediately proposed to be sold by NI, Company, or any subsidiary or affiliate of NI or Company at the time of termination of this Agreement) any person, firm, association or corporation (a) to which NI, Company or any subsidiary or affiliate of NI or Company sold any product or service, (b) which Consultant solicited, contacted or otherwise dealt with on behalf of NI or Company or any subsidiary or affiliate of NI or Company, or (c) which Consultant was otherwise aware was a customer of NI or Company or any subsidiary or affiliate of NI or Company, during the twelve month period preceding the termination of this Agreement. Consultant will not directly or indirectly make any such contact, either for his own benefit or for the benefit of any other person, firm, association, or corporation, and Consultant will not in any manner assist any person, firm, association, or corporation to make any such contact.

12.      Restrictive Covenants.

         Consultant shall not, during the term of this Agreement and for two years thereafter (or if this period shall be unenforceable by law, then for such period as shall be enforceable), be associated, directly or indirectly, as employee, proprietor, stockholder, partner, agent, representative, officer, or otherwise, with the operation of any business that is competitive with any business of NI or Company or their respective affiliates or subsidiaries throughout the United States, except that Consultant's ownership (or that of his spouse and children) of publicly traded securities of any such business representing less than 1% of such securities outstanding shall not be considered a violation of this section. For purposes of the preceding sentence, Consultant shall be considered as the "stockholder" of any equity securities owned by his spouse and all relatives and children residing in Consultant's principal residence. Notwithstanding the foregoing, Consultant may participate in the affairs of any governmental, educational or other charitable institution, may engage in professional speaking and writing activities and may serve as a member of the board of directors of publicly held corporations so long as the Chief Executive Officer or Vice President, Human Resources of NI, in good faith, does not determine that such activities unreasonably interfere with the business of NI or Company or diminish Consultant's duties and obligations to NI or Company, and Consultant shall be entitled to retain all fees, royalties and other compensation derived form such activities in addition to the compensation and other benefits otherwise payable to him.

13.      Relief.

         In the event of a breach or a threatened or intended breach of this Agreement by any party hereto, the other parties shall be entitled, in addition to remedies otherwise available to such parties at law or in equity, to the following particular forms of relief:

                  (a) In the event Consultant breaches Section 10, 11, or 12, NI and Company shall be entitled to injunctions, both preliminary and permanent, enjoining such breach or threatened or intended breach, and Consultant hereby consents to the issuance thereof forthwith in any court of competent jurisdiction.

                  (b) In the event any party shall enforce any part of this Agreement through legal proceedings, the other parties agree to pay to such prevailing party any costs and attorney's fees reasonably incurred by him or it in connection therewith.

         The taking of any action by any party or the forbearance of any party to take any action shall not constitute a waiver by such party of any of its rights to remedies or relief under this Agreement or under law or equity.

14.      The Complete Agreement.

         This Agreement represents the complete Agreement among NI, Company and Consultant concerning the subject matter hereof and supersedes all prior agreements or understandings, written or oral. No attempted modification or waiver of any of the provisions hereof shall be binding on any party unless in writing and signed by Consultant, NI and Company. This Agreement may, by mutual written agreement of the parties hereto, be modified upon a material change in Consultant's duties hereunder or the relinquishment of a material portion of his duties to a successor.

15.      Notices.

         Notices required under this Agreement shall be in writing and sent by registered mail, return receipt requested, to the following addresses or to such other address as the party being notified may have previously furnished to the other party by written notice:

         If to NI:                  NIPSCO Industries, Inc.
                                    801 E. 86th Avenue
                                    Merrillville, IN 46410

                                    Attention: Vice President, Human Resources

         If to Company:             Primary Energy, Inc.
                                    801 E. 86th Avenue
                                    Merrillville, IN 46410

         If to Consultant:          Joseph L. Turner, Jr.
                                    117 West Hickory Avenue
                                    Hinsdale, Illinois 60521-3345

16.      Assignability.

         This Agreement may not be assigned by any party without the prior written consent of the other parties, except that no consent is necessary for NI to assign this Agreement to a corporation succeeding to substantially all the assets or business of NI whether by merger, consolidation, acquisition or otherwise, or for Company to assign this Agreement to a corporation succeeding to substantially all of the assets or business of Company whether by merger, consolidation, acquisition or otherwise. This Agreement shall be binding upon Consultant, his heirs and permitted assigns, NI, its successors and permitted assigns, and Company, its successors and permitted assigns.

17.      Severability.

         Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or nonenforceability of any section shall not invalidate or render nonenforceable any other section contained herein. If any section or provision in a section is found invalid or unenforceable, it is the intent of the parties that a court of competent jurisdiction shall reform the section or provisions to produce its nearest enforceable economic equivalent.

18.      Applicable Law.

         It is the intention of the parties hereto that all questions with respect to the construction and performance of this Agreement and the rights and liabilities of the parties hereto shall be determined in accordance with the laws of the State of Indiana. The parties hereto submit to the jurisdiction of the courts of Indiana in respect of any matter or thing arising out of this Agreement or pursuant thereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and the year first above written.


                                               NIPSCO Industries, Inc.


                                               By: /s/ Gary L. Neale

                                               Title:   Chairman, President and
                                                        Chief Executive Officer

                                               Primary Energy, Inc.


                                               By: /s/ Mark D. Wyckoff

                                               Title:   Assistant Secretary


                                               By: /s/ Joseph L. Turner, Jr.
                                                       Joseph L. Turner, Jr.,
                                                       Consultant
::ODMA\PCDOCS\CHI_DOCS2\268546\2 18Mar99  15:51:23